Exhibit 10.2
LODGENET ENTERTAINMENT CORPORATION
EXECUTIVE SEVERANCE AGREEMENT
     AGREEMENT, dated as of June 26, 2006, by and between LodgeNet Entertainment Corporation, a Delaware corporation located at 3900 West Innovation Street, Sioux Falls, South Dakota 57107 (“Corporation”), and James G. Naro (“Executive”).
     WHEREAS, the Executive is presently employed by the Corporation as Senior Vice President and General Counsel of the Corporation:
     WHEREAS, the Board of Directors (“Board”) has determined that it would be in the best interest of the Corporation and its shareholders to reinforce and encourage the continued attention and dedication of the Executive as a member of the Corporation’s management without the distractions occasioned from the possibility of an abrupt change in control of the Corporation;
     WHEREAS, the Board has determined that entering into agreements from time to time with members of senior management in the form hereof will enhance the ability of the Corporation to attract and retain capable senior executives; and
     WHEREAS, the Executive is willing to continue serving the Corporation in accordance with the provisions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:
     1. Operation of Agreement.
     This Agreement sets forth the severance compensation which the Corporation agrees it will pay to the Executive if the Executive’s employment with the Corporation terminates under one of the circumstances described herein in connection with or following a Change in Control of the Corporation (as defined herein). No compensation shall be payable under this Agreement unless and until: (i) there shall have been a Change in Control of the Corporation and (ii) the Executive’s employment by the Corporation shall have been terminated in accordance with Section 4. To the extent that the provisions of this Agreement, or the benefits provided hereunder, conflict with any provisions of any existing employment agreement between the Executive and the Corporation, this Agreement shall supersede any such provisions in any such employment agreement.
     2. Term.
     This Agreement shall terminate, except to the extent that any obligation of the Corporation hereunder remains unpaid as of such time, upon the earliest of: (i) July 24, 2011 if a Change in Control of the Corporation has not occurred within such period; (ii) the termination of the Executive’s employment the with Corporation based on death, Permanent Disability (as defined in Section 4(b)), or Cause (as defined in Section 4 (c)) or by the

Executive other than for Good Reason (as defined in Section 4 (d)); (iii) two (2) years from the date of a Change in Control of the Corporation if the Executive has not terminated his employment for Good Reason as of such time; and (iv) prior to a Change in Control, in the discretion of the Board, upon the Executive’s ceasing to be an executive officer of the Corporation. Notwithstanding clause (i) hereof, commencing on July 24, 2011, and on July 24th of subsequent year, the term of this Agreement automatically shall be extended for one additional year, unless prior to such anniversary the Corporation notifies the Executive in writing that it does not wish to extend the term of the Agreement.
     3. Change in Control.
     For purposes of this Agreement, a Change in Control of the Corporation shall mean the occurrence of any of the following:
     (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in effect on the date hereof) or group of persons acting in concert, other than the Corporation or any subsidiary thereof or any employee benefit plan of the Corporation or any subsidiary thereof, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act except that a person shall also be deemed the beneficial owner of all securities which such person may have a right to acquire, whether or not such right is presently exercisable), directly or indirectly, of securities of the Corporation representing thirty percent (30%) or more of the combined voting power of the Corporation’s then outstanding securities ordinarily having the right to vote in the election of directors (“voting stock”); but excluding any such acquisition (or series of acquisitions) effected at a purchase price that results in an actual or implied average valuation of the Corporation’s outstanding common stock of less than $6.75 per share (adjusted as appropriate for any increase or decrease in the number of shares resulting from a reclassification, split, subdivision or consolidation of shares or other distribution of assets or securities to stockholders without the receipt of consideration by the Corporation or any other occurrence for which the Board determines an adjustment is appropriate); or
     (b) during any period subsequent to the date of this Agreement, a majority of the members of the Board shall not for any reason be the individuals who at the beginning of such period constitute the Board or those persons who are nominated as new directors by a majority of the current directors or their successors who have been so nominated; or
     (c) there shall be consummated any merger, consolidation (including a series of mergers or consolidations), or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation (meaning assets representing thirty percent (30%) or more of the net tangible assets of the Corporation or generating thirty percent (30%) or more of the Corporation’s operating cash flow), or any other similar business combination or transaction, but excluding any business combination or transaction which: (i) would result in the voting stock of the Corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than 70% of the combined voting power of the voting stock of the Corporation (or such surviving entity) outstanding immediately after giving effect to such business combination or transaction; (ii) would be effected to implement a recapitalization (or similar transaction) of the Corporation in which no “person” (as defined in subsection 3(a) hereof) or group of persons acting in concert becomes the beneficial owner (as defined in subsection 3(a) hereof) of thirty percent (30%) or more of the combined voting power of the then outstanding voting stock of the Corporation; or (iii) is effected at a purchase price that results in an actual or implied average valuation of the Corporation’s outstanding common stock of less than $6.75 per share (adjusted as appropriate for any increase or decrease in the number of shares resulting from a reclassification, split, subdivision or consolidation of shares or other distribution of assets or securities to stockholders without the receipt of consideration by the Corporation or any other occurrence for which the Board determines an adjustment is appropriate); or
     (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation; or
     (e) the occurrence of any other event that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A of the Exchange Act in effect on the date hereof.
     4. Termination Following Change in Control.
     (a) If a Change in Control of the Corporation shall have occurred while the Executive is still an employee of the Corporation, or if Executive’s employment with the Corporation shall have been terminated prior to but in connection with a Change in Control (meaning that at the time of such termination the Company had entered into an agreement, the consummation of which would result in a Change in Control, or any person had publicly announced its intent to take or consider actions that would constitute a Change in Control, or the Board adopts a resolution to the effect that a potential Change in Control for purposes of this Agreement has occurred), then the Executive shall be entitled to the compensation provided in Section 5 upon the termination of the Executive’s employment by the Corporation or by the Executive, unless such termination is as a result of: (i) the Executive’s death; (ii) the Executive’s Permanent Disability (as defined in Section 4(b) below); (iii) the Executive’s termination by the Corporation for Cause (as defined in Section 4(c) below); or (iv) the Executive’s decision to terminate employment other than for Good Reason (as defined in Section 4(d) below).
     (b) Permanent Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Corporation on a full-time basis for six (6) months and within thirty (30) days after written notice of termination is thereafter given by the Corporation the Executive shall not have returned to the full-time performance of the Executive’s duties, the Corporation may terminate this Agreement for “Permanent Disability.”
     (c) Cause. The Corporation may terminate the employment of the Executive for Cause. For purposes of this Agreement, the termination of the Executive’s employment shall be deemed to have been for “Cause” only if termination of his employment shall have been the result of: (i) the Executive’s willful engaging in dishonest or fraudulent actions or omissions resulting or intended to result directly or indirectly in any demonstrable material financial or economic harm to the Corporation or (ii) the Executive’s willful breach or willful and habitual neglect of his material duties, and such breach or neglect remains uncured for a period of ninety (90) days after written notice as described below. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause under either clause (i) or (ii) above unless and until there shall have been delivered to the Executive a Notice of Termination (as defined in Section 4(f)) and a certified copy of a resolution of the Board adopted by the affirmative vote of not less than a majority of the entire membership of the Board (other than the Executive if he is a member of the Board at such time) at a meeting called and held for that purpose and at which the Executive was given an opportunity to be heard, finding that the Executive was guilty of conduct set forth above based on reasonable evidence, specifying the particulars thereof in detail. For purposes of this Section 4(c), no act or failure to act on the Executive’s part shall be considered “willful” unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation.
     (d) Good Reason. The Executive may terminate his employment by the Corporation for Good Reason at any time following a Change in Control during the term of this Agreement. For purposes of this Agreement, “Good Reason” shall mean any of the following:
          (i) the assignment to the Executive of any duties materially inconsistent with the Executive’s positions, duties, responsibilities and status with the Corporation immediately prior to a Change in Control, or a significant adverse alteration in the nature of the Executive’s reporting responsibilities, titles, or offices as in effect immediately prior to a Change in Control, or any removal of the Executive from, or any failure to reelect the Executive to, any such positions, except in connection with a termination of the employment of the Executive for Cause, Permanent Disability, or as a result of the Executive’s death or by the Executive other than for Good Reason;
          (ii) a reduction by the Corporation in the Executive’s base salary in effect immediately prior to a Change in Control;
          (iii) failure by the Corporation to continue in effect (and without substitution of a comparable plan) any benefit or compensation plan, stock purchase plan, stock option plan, life insurance plan, health and hospitalization plan or disability plan in which the Executive is participating at the time of a Change in Control, or the taking of any action by the Corporation which would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any of such plans;
          (iv) any material breach by the Corporation of any provision of this Agreement;
          (v) following a Change in Control, the Executive is excluded (without substitution of a substantially equivalent plan) from participation in any benefit, incentive, stock option, health, dental, insurance or pension plan generally made available to persons at Executive’s level of responsibility in the Corporation;

          (vi) without the Executive’s express written consent, the requirement by the Corporation that the Executive’s principal place of employment be relocated more than twenty-five (25) miles from his place of employment prior to the Change in Control, or travel on the Corporation’s business to an extent materially greater than the Executive’s customary business travel obligations;
          (vii) The Corporation’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform the Corporation’s obligations under this Agreement, as contemplated in Section 7(a) hereof.
     (e) Notice of Good Reason. If Executive believes that he is entitled to terminate his employment with the Corporation for Good Reason as defined in Section 4(d) above, he may apply in writing to the Corporation for confirmation of such entitlement prior to the Executive’s actual separation from employment, by following the claims procedure set forth in Section 10 hereof. The submission of such a request by an Executive shall not constitute “Cause” for the Corporation to terminate an Executive under Section 4(c) hereof; and Executive shall continue to receive all compensation and benefits he was receiving at the time of such submission throughout the resolution of the matter pursuant to the procedures set forth in Section 10 hereof. If the Executive’s request for a termination of employment for Good Reason is denied under both the request and appeal procedures set forth in Sections 10(b) and (c) hereof, then the parties shall use their best efforts to resolve the claim within ninety (90) days after the claim is submitted to binding arbitration pursuant to Section 10(d).
     (f) Notice of Termination. Any termination of the Executive’s employment by the Corporation or by the Executive (other than termination based on the Executive’s death) following a Change in Control shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no purported termination shall be effective without the delivery of such Notice of Termination.
     (g) Date of Termination. “Date of Termination” following a Change in Control shall mean (i) if the Executive is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated due to a Permanent Disability, thirty (30) days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such period), (iii) if the Executive’s employment is terminated pursuant to a termination for Cause, the date specified in the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date shall be thirty (30) days after termination as provided by the Notice of Termination or the date of the final resolution of the arbitration and claims procedures set forth in Section 10 hereof, unless otherwise agreed by the Executive and Corporation or otherwise provided in this Agreement.

     5. Termination Benefits.
     If the Executive shall be terminated from employment with the Corporation as described in Section 4(a) such that Executive is entitled to the compensation set forth in this Section 5, then the Executive shall be entitled to receive the following severance benefits:
     (a) Severance Payment. In lieu of any further payments to the Executive including any payments to which the Executive would be entitled under any existing employment agreement, the Corporation shall pay as severance pay to the Executive an amount equal to the compensation that Executive would have received for a thirty (30) month period (the “payment period”) at an annualized rate equal to the higher of the rate in effect immediately prior to the Change in Control or the rate in effect on the date of the Notice of Termination. Such cash payment shall be payable in a single sum, within 10 business days following the Executive’s Date of Termination.
     (b) Incentive Awards. The Executive shall receive a cash payment in a single sum, within 10 business days following the Executive’s Date of Termination, in the amount equal to the pro rata portion of any bonus the Executive shall be deemed to have earned under any incentive or compensation plan in which Executive is then participating for the year in which the Executive’s termination occurs based on the number of completed months (a partial month shall be counted as a completed month) in the calendar year as of his Date of Termination. The method of calculating any bonus under such plan shall be adjusted and/or weighted in such manner as is appropriate and equitable to reflect partial year results and the Corporation’s historical operating results, including rates of growth and seasonality.
     (c) Stock Options. Any non-vested stock options granted to the Executive by the Corporation shall become 100% vested without change to the stated expiration dates thereof.
     (d) Insurance and Welfare Benefits. During the payment period the Executive shall be entitled to the continuation of the same or equivalent life, health, hospitalization, dental and disability insurance coverage and other employee insurance or welfare benefits that he had received (including equivalent coverage for his spouse and dependent children) immediately prior to the Change in Control. In the event that Executive is ineligible under the terms of such insurance to continue to be so covered, the Corporation shall provide the Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment equal to the cost of obtaining such coverage for the payment period. If the Executive prior to a Change in Control was receiving any cash-in-lieu payments designed to enable the Executive to obtain insurance coverage of his choosing, the Corporation shall, in addition to any other benefits to be provided under this Section 5(d), provide Executive with a lump-sum payment equal to the amount of such in-lieu payments that the Executive would have been entitled to receive over the payment period. The benefits to be provided under this Section 5(d) shall be reduced to the extent of the receipt of substantially equivalent coverage by the Executive from any successor employer.
     (e) Tax Gross-Up. If any payments received by Executive pursuant to this Agreement will be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor or similar provision of the Code, the Corporation shall pay to the Executive additional compensation such that the net amount received by the Executive after deduction of any Excise Tax (and taking into account any federal, state and local income taxes payable by the Executive as a result of the receipt of such gross-up compensation), shall be equal to the total payments he would have received had no such Excise Tax (or any interest or penalties thereon) been paid or incurred. The Corporation shall pay such additional compensation at the time when the Corporation withholds such Excise Tax from any payments to the Executive. The calculation of the tax gross-up payment shall be approved by the Corporation’s independent certified public accounting firm and the Executive’s designated financial adviser.
     6. No Mitigation.
     The Executive shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any cash payments or benefit provided under this Agreement be reduced by any compensation or benefit earned by the Executive after his Date of Termination (except as provided in Section 5(d) above).
     7. Successors.
     (a) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform the obligations of the Corporation under this Agreement in the same manner and to the same extent that the Corporation would be required to perform this Agreement if no such succession had taken place. Failure of the Corporation to obtain such agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms as he would be entitled to receive hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid, which successor executes and delivers the agreement provided for in this Section 7(a) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.
     (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die after his termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

     8. Notices.
     Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, or by recognized courier service (regularly providing proof of delivery), addressed to the Board and the Corporation at the Corporation’s then principal office, or to the Executive at the address set forth under the Executive’s signature below, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section 8. Notices shall be deemed given when received.
     9. Limitation on Rights.
     (a) This Agreement shall not be deemed to create a contract of employment between the Corporation and the Executive and shall create no right in the Executive to continue in the Corporation’s employment for any specific period of time, or to create any other rights in the Executive or obligations on the part of the Corporation, except as set forth herein. This Agreement shall not restrict the right of the Corporation to terminate the Executive, or restrict the right of the Executive to terminate his employment.
     (b) This Agreement shall not be construed to exclude the Executive from participation in any other compensation or benefit programs in which he is specifically eligible to participate either prior to or following the execution of this Agreement, or any such programs that generally are available to other executive personnel of the Corporation, nor shall it affect the kind and amount of other compensation to which the Executive is entitled.
     10. Administrator and Claims Procedure.
     (a) The Administrator for purposes of this Agreement shall be the Corporation. The Corporation shall have the right to designate one or more Corporation employees as the Administrator at any time. The Corporation shall give the Executive written notice of any change in the Administrator, or in the address or telephone number of the same.
     (b) The Executive, or other person claiming through the Executive, must file a written claim for benefits with the Administrator as a prerequisite to the payment of benefits under this Agreement. The Administrator shall make all determinations as to the right of any person to receive benefits under subsections (b) and (c) of this Section 10. Any denial by the Administrator of a claim for benefits by the Executive, his heirs or personal representative (“the claimant”) shall be stated in writing by the Administrator and delivered or mailed to the claimant within 10 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 10-day period. In no event shall such extension exceed a period of 10 days from the end of the initial period. Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect his claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, written to the best of the Administrator’s ability in a manner that may be understood without legal or actuarial counsel.
     (c) A claimant whose claim for benefits has been wholly or partially denied by the Administrator may request, within 10 days following the date of such denial, in a writing addressed to the Administrator, a review of such denial. The claimant shall be entitled to submit such issues or comments in writing or otherwise as he shall consider relevant to a determination of his claim, and he may include a request for a hearing in person before the Administrator. Prior to submitting his request, the claimant shall be entitled to review such documents as the Administrator shall agree are pertinent to his claim. The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of his choice, provided that the fees and expenses of such counsel shall be borne by the claimant, unless the claimant is successful, in which case, such costs shall be borne by the Corporation. All requests for review shall be promptly resolved. The Administrator’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than 10 days following receipt by the Administrator of the claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Administrator’s decision shall be so mailed not later than 20 days after receipt of such request.
     (d) A claimant who has followed the procedure in subsections (b) and (c) of this section, but who has not obtained full relief on his claim for benefits, may, within 60 days following his receipt of the Administrator’s written decision on review, apply in writing to the Administrator for expedited and binding arbitration of his claim before an arbitrator in Minnehaha County, South Dakota, in accordance with the commercial arbitration rules of the American Arbitration Association, as then in effect, or pursuant to such other form of alternative dispute resolution as the parties may agree (collectively, the “arbitration”). The Corporation shall advance filing fees and other costs required to initiate the arbitration, as well as up to $2,500 for Executive’s initial attorney fees (which fees and costs shall not be recoverable by the Corporation). The arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement; he shall not change, add to, or subtract from, any of its provisions. The arbitrator shall have the power to compel attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. The arbitrator shall be appointed by mutual agreement of the Corporation and the claimant pursuant to the applicable commercial arbitration rules. The arbitrator shall be a professional person with a reputation in the community for expertise in employee benefit matters and who is unrelated to the claimant and any employees of the Corporation. All decisions of the arbitrator shall be final and binding on the claimant and the Corporation.
     11. Legal Fees and Expense.
     If any dispute arises between the parties with respect to the interpretation or performance of this Agreement, the prevailing party in any arbitration or proceding shall be entitled to recover from the other party its attorneys’ fees, arbitration or court costs and other expenses incurred in connection with any such proceeding (subject to the second sentence of

Section 10(d) above). Amounts, if any, paid to Executive under this Section 11 shall be in addition to all other amounts due to Executive pursuant to this Agreement.
     12. Non-Alienation of Benefits.
     Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by the Corporation.
     13. ERISA.
     This Agreement is an unfunded compensation arrangement for a member of a select group of the Corporation’s management and any exemptions under the Employee Retirement Income Security Act of 1974, as amended, as applicable to such an arrangement shall be applicable to this Agreement.
     14. Deferral.
     The Executive may, by delivery of written notice to the Corporation within ten (10) business days following the Executive’s Date of Termination, elect to defer any payment to be made under this Agreement to a date not more than one (1) year after the Date of Termination.
     15. Non-Competition.
     If Executive receives compensation under this Agreement, or if Executive is terminated for Cause (as defined in Section 4(c)), Executive agrees that he will not, without the prior written consent of the Corporation, directly or indirectly, during the six (6) month period following the Date of Termination, engage in any business or employment or provide any consulting service which is in competition with the Corporation’s business in the lodging industry in the United States (provided, however, that the parties acknowledge and agree that all aspects of the cable television business shall not be deemed to be a business competitive with the Corporation’s business).
     16. Executive Acknowledgment.
     Executive acknowledges that he has consulted with or has had the opportunity to consult with independent counsel of his choice concerning this Agreement, that he has read and understands this Agreement and is fully aware of its legal effect .
     17. Miscellaneous.
     This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any prior written or oral agreements or understandings relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provisions of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. Subject to the provisions of Section 5(e), the compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable to the Executive hereunder after the death of the Executive shall be paid to the Executive’s estate or legal representative. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof. For purposes hereof, the masculine gender shall be deemed to include the feminine gender, as appropriate. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed an original but all counterparts together shall constitute one instrument.
     18. Governing Law.
     This Agreement shall be governed and construed in accordance with the internal laws of the State of South Dakota. The parties agree that any suit or proceeding arising out of this Agreement shall be brought and maintained exclusively in the federal or state courts located in such state, and each of the parties hereby irrevocably submits to the exclusive jurisdiction and venue of such courts.
     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

EXECUTIVE:	LODGENET ENTERTAINMENT CORPORATION:

/s/ James G. Naro	By:	/s/ Gary H. Ritondaro

Address:	Title: SVP, Chief Financial Officer
4 East Twin Oaks Est.
Sioux Falls, SD 57105